Exhibit 99.1

RADIATION THERAPY SERVICES HOLDINGS, INC.

Contact: Bryan J. Carey Chief Financial Officer (239) 930-7281 BCarey@rtsx.com	Investors: Amy Glynn / Nick Laudico The Ruth Group 646-536-7023 / 7030 aglynn@theruthgroup.com nlaudico@theruthgroup.com

RADIATION THERAPY SERVICES REPORTS SECOND QUARTER 2012

FINANCIAL RESULTS

Second Quarter 2012 Financial Highlights:

•                  Total company revenues increased 11.1% to $180.3 million

•                  Domestic same practice treatments per day increased 4.1%

•                  Medical Developers’ international cases increased 13.6%

•                  Pro Forma Adjusted EBITDA of $28.1 million

Recent Business Highlights:

•                  In May 2012, issued $350.0 million in aggregate principal amount of new 8.875% senior notes due 2017 and entered into new revolving credit facility, allowing for up to $140 million in borrowings

•                  Radiation Therapy focused on providing comments to CMS regarding the Preliminary Physician Fee Schedule for 2013

•                  In August 2012, entered into national contract with major commercial payer to provide radiation therapy services under innovative case rate payment methodology; creates greater alignment and opportunities for strategic growth in several key markets

FORT MYERS, FL, August 8, 2012 — Radiation Therapy Services Holdings, Inc (“Radiation Therapy” or “the Company”), a leading operator of radiation therapy centers, today announced financial results for the second quarter ended June 30, 2012.

Dr. Daniel Dosoretz, President and Chief Executive Officer, said, “We are pleased with our 4.1% increase in domestic same practice treatments per day as it reflects our continued progress with our integrated cancer care strategy and physician liaison program. We strongly believe that these efforts will serve to enhance Radiation Therapy’s leading position as a provider of advanced cancer care, and ensure that our patients continue to receive the highest level of care. As expected, we did experience some EBITDA margin compression during the quarter primarily as a result of our execution of the integrated cancer care strategy, as well as lower Medicare reimbursement.”

“On July 6, CMS published its preliminary 2013 Physician Fee Schedule, which included potential cuts for radiation oncology at freestanding centers.  If enacted, we believe the severity of the cuts would result in center closures, particularly in rural areas, thereby limiting important access to treatment for patients with cancer of all diagnoses.  Along with other providers and advocacy groups, our number one priority is to work with CMS, Congress and the Obama Administration to help them to understand the true cost associated with providing appropriate integrated cancer care, and providing them the information necessary to make informed decisions regarding appropriate reimbursement levels. We are hopeful that our efforts will result in these significant cuts being mitigated as part of the Final Rule in late 2012. Concurrently, we are developing contingency plans to offset the impact of possible cuts in 2013,” concluded Dr. Dosoretz.

Recent Developments

In May 2012, Radiation Therapy issued $350.0 million in aggregate principal amount of its new 8.875% senior secured second lien notes due 2017 (the “Notes”).  Net proceeds from the sale of the Notes were used to repay Radiation Therapy’s existing senior secured revolving credit facility and the Term Loan B portion of its senior secured credit facilities, to pay fees and expenses related to the notes offering and for general corporate purposes.  In connection with the Notes offering, Radiation Therapy also entered into a new 4.5 year $140 million revolving credit facility.  As of August 8, 2012, there were no borrowings under the revolving credit facility.

On July 6, 2012, the Centers for Medicare and Medicaid Services (CMS) published the preliminary 2013 Physician Fee Schedule, which included significant proposed cuts which particularly would affect freestanding radiation therapy centers.  The Company, along with other providers and advocacy groups, will be providing comments to CMS and legislators during the 60-day comment period.

Effective August 1, 2012, Radiation Therapy entered into a national contract with a major commercial payer to provide radiation therapy services under an innovative case rate payment methodology. In line with the efforts of leading healthcare policymakers to fight waste, recognize quality care, encourage coordination across providers, and reduce health care costs, this innovative case rate fee restructuring for radiation oncology provides a single payment to cover the group of procedures performed during a particular course of care.

Second Quarter 2012 Results

Total revenues for the second quarter of 2012 were $180.3 million, an increase of 11.1% compared to $162.3 million in revenues in the same quarter of 2011. The increase in revenue was principally due to the benefit of acquired integrated cancer care (ICC) practices, the impact of strategic tuck-in acquisitions made in California, North Carolina, Florida and Argentina, the

value added services agreement with the North Broward Hospital District and organic growth from Medical Developers, the Company’s Latin American operations.

Compared to the second quarter of 2011, domestic same practice treatments per day increased 4.1% in the second quarter of 2012, reflecting continued volume improvements, increased referrals from the Company’s physician liaison program and integrated cancer care model, and the impact of the North Broward hospital value added services agreement which is ahead of expectations. Domestic same practice freestanding revenue per treatment decreased 3.5% from the second quarter of 2011, due to reductions in the reimbursement rates announced in the CMS 2012 Physician Fee Schedule, partially offset by improved managed care pricing.

Total RVUs per day at same practice domestic freestanding centers, excluding the impact of the Las Vegas capitated contract, decreased 4.8% in the second quarter versus the same period of the prior year principally due to reductions in reimbursement rates included in the CMS 2012 Physician Fee Schedule.

Adjusted earnings before interest, taxes, depreciation, amortization, stock-based compensation and other non-cash and pro forma items (“Pro Forma Adjusted EBITDA”) in the second quarter of 2012 was $28.1 million, or 15.6% of total pro forma revenues, compared to $30.0 million, or 18.5% of total pro forma revenues, in the second quarter of 2011. Pro Forma Adjusted EBITDA margins declined in the quarter versus the prior year period primarily due to reductions in Medicare reimbursement rates, growth in integrated cancer care practices, and investments made in key personnel.  A reconciliation of net loss attributable to Radiation Therapy Services Holdings, Inc., determined in accordance with generally accepted accounting principles to Pro Forma Adjusted EBITDA and total revenues, determined in accordance with generally accepted accounting principles, to total pro forma revenues for the quarters ended June 30, 2012 and 2011 is included in the attached supplemental information.

Income tax expense in the second quarter of 2012 was $1.4 million, compared to income tax expense of $3.3 million in the second quarter of 2011.  The net loss for the second quarter of 2012 was $19.0 million, compared to a net loss of $4.8 million in the second quarter of 2011.

First Six Months of 2012 Results

Total revenues for the six months ended June 30, 2012 were $357.7 million, an increase of 12.2% compared to $318.8 million in revenues in the same period of 2011. The increase in revenue was principally due to the benefit of acquired integrated cancer care practices, the impact of strategic tuck-in acquisitions made in California, North Carolina, Florida and Argentina, the value added services agreement with the North Broward Hospital District and organic growth from Medical Developers.

Compared to the first six months of 2011, domestic same practice treatments per day increased 3.1% in the first six months of 2012, reflecting continued volume improvements, increased referrals from the Company’s physician liaison program and integrated cancer care model, and the impact of the North Broward value added services agreement which is ahead of expectations.  Domestic same practice therapy revenue per treatment decreased 3.0% from the first six months of 2011, due to reductions in reimbursement rates announced in the CMS 2012 Physician Fee Schedule which were partially offset by improved managed care pricing.

Total RVUs per day at same practice domestic freestanding centers, excluding the impact of the Las Vegas capitated contract, decreased 5.1% in the first six months versus the same period of the prior year principally due to reductions in reimbursement rates included in the CMS 2012 Physician Fee Schedule.

Pro Forma Adjusted EBITDA in the first six months of 2012 was $57.6 million, or 15.8% of total pro forma revenues, compared to $62.0 million, or 18.8% of total pro forma revenues, in the first six months of 2011. Pro Forma Adjusted EBITDA margins declined in the period versus the prior year period primarily due to reductions in Medicare reimbursement rates, growth in integrated care practices and investments made in key personnel.  A reconciliation of net loss attributable to Radiation Therapy Services Holdings, Inc., determined in accordance with generally accepted accounting principles to Pro Forma Adjusted EBITDA and total revenues, determined in accordance with generally accepted accounting principles, to total pro forma revenues for the six-month periods ended June 30, 2012 and 2011 is included in the attached supplemental information.

Income tax expense in the first six months of 2012 was $1.5 million, compared to income tax expense of $5.8 million in the first six months of 2011.  The net loss for the first six months of 2012 was $27.4 million, compared to a net loss of $7.9 million in the first six months of 2011.

Conference Call

Management will host a conference call Thursday, August 9, 2012 at 11 a.m. ET to discuss financial results, other developments and business conditions. The dial-in numbers are (877) 407-0789 for domestic callers and (201) 689-8562 for international callers.  In addition, a telephonic replay of the call will be available until August 23, 2012.  The replay dial-in numbers are (877) 870-5176 for domestic callers and (858) 384-5517 for international callers.  Please use the conference ID number 397867 to access the replay.

A live webcast and webcast replay of the call will also be available from the Investor Relations section on the corporate web site at www.rtsx.com.

About Radiation Therapy Services Holdings, Inc.

Radiation Therapy is a leading provider of advanced radiation therapy and other services to cancer patients in the United States and Latin America.  The Company offers a comprehensive range of radiation treatment alternatives, focused on delivering academic quality, cost-effective patient care in a personal and convenient setting. In total, the Company operates 126 treatment centers, including 95 centers located in 15 U.S. states, strategically clustered in 28 local markets. The Company also operates 30 centers located in six countries in Latin America and 1 center located in India.  The Company holds market leading positions in most of its domestic local markets and abroad.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended.  Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “forecast” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Forward-looking statements are based on management’s current expectations or beliefs about the Company’s future plans, expectations and objectives, including, but not limited to, the Company’s expected financial results and estimates for 2012 and beyond.  These forward-looking statements are not historical facts and are subject to risks and uncertainties that could cause the actual results to differ materially from those projected in these forward-looking statements including, but not limited to reductions in Medicare reimbursement, healthcare reform, decreases in payments by managed care organizations and other commercial payers and other risk factors that may be described from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers of this release are cautioned not to place undue reliance on forward-looking statements contained herein, which speak only as of the date stated, or if no date is stated, as of the date of this press release. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this release, unless required by law.

Financial Tables on Following Pages

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	June 30,	December 31,
	2012	2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$28,425	$10,177
Accounts receivable, net	95,489	87,094
Prepaid expenses	5,051	5,731
Inventories	5,260	4,308
Deferred income taxes	3,258	2,969
Other	5,995	6,025
Total current assets	143,478	116,304

Equity investments in joint ventures	367	692
Property and equipment, net	241,057	236,411
Real estate subject to finance obligation	14,961	13,719
Goodwill	568,418	556,547
Intangible assets, net	42,284	42,393
Other assets	38,451	32,526
Total assets	$1,049,016	$998,592

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$25,177	$27,748
Accrued expenses	49,200	42,596
Income taxes payable	4,764	5,310
Current portion of long-term debt	13,178	13,945
Current portion of finance obligation	180	161
Other current liabilities	6,609	6,615
Total current liabilities	99,108	96,375
Long-term debt, less current portion	741,828	665,088
Finance obligation, less current portion	15,490	14,105
Other long-term liabilities	21,233	22,659
Deferred income taxes	10,100	10,343
Total liabilities	887,759	808,570

Noncontrolling interests - redeemable	12,793	12,728

Commitments and Contingencies

Equity:
Common stock, $0.01 par value, 1,025 shares authorized, issued and outstanding	—	—
Additional paid-in capital	651,590	648,703
Retained deficit	(513,568)	(483,815)
Notes receivable from shareholder	—	(125)
Accumulated other comprehensive loss, net of tax	(6,976)	(4,890)
Total Radiation Therapy Services Holdings, Inc. shareholder’s equity	131,046	159,873
Noncontrolling interests - nonredeemable	17,418	17,421
Total equity	148,464	177,294
Total liabilities and equity	$1,049,016	$998,592

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues:
Net patient service revenue	$178,499	$160,887	$354,047	$315,970
Other revenue	1,755	1,369	3,652	2,823
Total revenues	180,254	162,256	357,699	318,793

Expenses:
Salaries and benefits	95,166	80,114	189,009	161,013
Medical supplies	16,639	13,164	32,099	25,655
Facility rent expense	9,925	8,311	19,515	16,134
Other operating expenses	9,961	8,380	18,662	15,838
General and administrative expenses	21,301	21,469	40,983	39,305
Depreciation and amortization	16,247	12,998	31,443	25,453
Provision for doubtful accounts	4,800	3,721	9,861	7,522
Interest expense, net	19,600	15,314	37,155	29,807
Early extinguishment of debt	4,473	—	4,473	—
Gain on fair value adjustment of previously held equity investment	—	—	—	(234)
Foreign currency transaction loss (gain)	45	(11)	94	(1)
(Gain) loss on foreign currency derivative contracts	(374)	283	220	399
Total expenses	197,783	163,743	383,514	320,891

Loss before income taxes	(17,529)	(1,487)	(25,815)	(2,098)
Income tax expense	1,439	3,295	1,549	5,761

Net loss	(18,968)	(4,782)	(27,364)	(7,859)

Net income attributable to noncontrolling interests- redeemable and non-redeemable	(1,236)	(1,068)	(2,389)	(2,507)

Net loss attributable to Radiation Therapy Services Holdings, Inc. shareholder	(20,204)	(5,850)	(29,753)	(10,366)

Other comprehensive (loss) income:
Unrealized gain (loss) on derivative interest rate swap agreements	—	804	(333)	2,100
Unrealized loss on foreign currency translation	(2,492)	(196)	(3,020)	(351)
Other comprehensive (loss) income:	(2,492)	608	(3,353)	1,749

Comprehensive loss:	(21,460)	(4,174)	(30,717)	(6,110)
Comprehensive income attributable to noncontrolling interests- redeemable and non-redeemable	(903)	(1,060)	(2,080)	(2,471)
Comprehensive loss attributable to Radiation Therapy Services Holdings, Inc. shareholder	$(22,363)	$(5,234)	$(32,797)	$(8,581)

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended
	June 30,
	2012	2011
Cash flows from operating activities
Net loss	$(27,364)	$(7,859)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	25,637	21,936
Amortization	5,806	3,517
Deferred rent expense	549	601
Deferred income taxes	(702)	3,917
Stock-based compensation	3,012	940
Provision for doubtful accounts	9,861	7,522
Loss on the sale/disposal of property and equipment	22	12
Amortization of termination of interest rate swap	958	—
Write-off of loan costs	525
Early extinguishment of debt	4,473	—
Termination of derivative interest rate swap agreements	(972)	—
Gain on fair value adjustment of previously held equity investment	—	(234)
Loss on foreign currency transactions	18	44
Loss on foreign currency derivative contracts	220	399
Amortization of debt discount	417	401
Amortization of loan costs	2,609	2,111
Equity interest in net loss of joint ventures	539	525
Distribution received from unconsolidated joint ventures	9	—
Changes in operating assets and liabilities:
Accounts receivable and other receivables	(18,102)	(15,053)
Income taxes payable	(441)	(1,515)
Inventories	(713)	(2,059)
Prepaid expenses	1,111	1,556
Accounts payable and other current liabilities	(2,701)	(3,044)
Accrued deferred compensation	602	—
Accrued expenses / other long-term liabilities	6,314	1,068

Net cash provided by operating activities	11,687	14,785

Cash flows from investing activities
Purchase of property and equipment	(16,298)	(22,471)
Acquisition of medical practices	(23,742)	(42,293)
Proceeds from the sale of property and equipment	27	5
(Loans to) repayments from employees	(115)	200
Contribution of capital to joint venture entities	(225)	—
Distribution received from joint venture entities	—	616
Proceeds from the sale of equity interest in a joint venture	—	312
Payment of foreign currency derivative contracts	(432)	(746)
Premiums on life insurance policies	(518)	—
Change in other assets and other liabilities	7	(142)

Net cash used in investing activities	(41,296)	(64,519)

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended
	June 30,
	2012	2011
Cash flows from financing activities
Proceeds from issuance of debt (net of original issue discount of $1.7 million and $625,000, respectively)	434,061	57,294
Principal repayments of debt	(369,903)	(6,123)
Repayments of finance obligation	(53)	(47)
Proceeds from equity contribution	—	3
Payments of notes receivable from shareholder	—	50
Cash distributions to noncontrolling interest holders - redeemable and non-redeemable	(2,018)	(2,092)
Payments of loan costs	(14,225)	(1,637)

Net cash provided by financing activities	47,862	47,448

Effect of exchange rate changes on cash and cash equivalents	(5)	(7)

Net increase (decrease) in cash and cash equivalents	18,248	(2,293)
Cash and cash equivalents, beginning of period	10,177	13,977

Cash and cash equivalents, end of period	$28,425	$11,684

Supplemental disclosure of noncash transactions
Recorded finance obligation related to real estate projects	$1,457	$4,974
Recorded capital lease obligations related to the purchase of equipment	$696	$—
Recorded accounts payable related to acceptance and delivery of medical equipment	$—	$358
Recorded issuance of Parent equity units related to the acquisition of medical practices	$—	$16,250
Recorded issuance of senior subordinated notes related to the acquisition of medical practices	$—	$16,047
Recorded earn-out accrual related to the acquisition of medical practices	$—	$2,340
Recorded noncash dividend declared to noncontrolling interest	$—	$624
Recorded property and equipment related to the North Broward Hospital District license agreement	$4,260	$—
Recorded capital lease obligations related to the acquisition of medical practices	$5,746	$—

RADIATION THERAPY SERVICES HOLDINGS, INC.

Supplemental Financial Information (Unaudited)

Reconciliation of Total Pro-forma Revenue and Pro-forma Adjusted EBITDA to Net Loss Attributable to Radiation Therapy Services Holdings, Inc. Shareholder

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands):	2012	2011	2012	2011

Total revenues	$180,254	$162,256	$357,699	$318,793
Pro-forma full period effect of acquisitions (a)	—	—	7,557	11,942
Total pro-forma revenues	$180,254	$162,256	$365,256	$330,735

Net loss attributable to Radiation Therapy Services Holdings, Inc. shareholder	$(20,204)	$(5,850)	$(29,753)	$(10,366)
Income tax epense	1,439	3,295	1,549	5,761
Interest expense, net	19,600	15,314	37,155	29,807
Depreciation and amortization	16,247	12,998	31,443	25,453
Gain on fair value adjustment of previously held equity investment	—	—	—	(234)
(Gain) loss on foreign currency derivative contracts	(374)	283	220	399
Early extinguishment of debt	4,473	—	4,473	—
Management fees (b)	328	341	541	618
Non-cash expenses (c)	3,323	921	3,925	2,263
Sale-lease back adjustments (d)	(246)	(242)	(490)	(438)
Acquisition-related costs (e)	1,101	1,349	1,744	2,997
Other expenses (f)	437	111	894	432
Litigation settlement (g)	590	938	1,100	938
Costs associated with the provision for income taxes (h)	532	544	532	544
Tradename / rebranding initiative (i)	317	—	317	—
Expenses associated with idle / closed treatment facilities (j)	529	—	1,478	—
Pro-forma full period effect of acquisition EBITDA (a)	—	—	2,433	3,844

Pro-forma Adjusted EBITDA (1)	$28,092	$30,002	$57,561	$62,018

Pro-forma Adjusted EBITDA as a percentage of total pro-forma revenues	15.6%	18.5%	15.8%	18.8%

(1) Pro-forma Adjusted EBITDA is defined as income (loss) before interest expense (net of interest income), income taxes, depreciation and amortization, foreign currency derivative contract loss, gain on fair value adjustment of previously held equity investment, early extinguishment of debt, management fees from our sponsor, non-cash expenses including costs relating to stock compensation, amortization of straigh-line rent and amortization of capital expenditures relating to repairs and maintenance, sale-lease back adjustments, acquisition-related costs, other expenses including loss on sale of assets, severance payments related to termination of employee staff reductions, tail premiums on termed physicians, and franchise taxes, litigation settlements with physicians, costs associated with the provision for income taxes, costs associated with tradename and rebranding initiatives, expenses associated with idle / closed radiation therapy treatment facilities and pro-forma full period effect of acquisition EBITDA.

(a) Pro-forma amounts related to adjustments to total revenues and Pro-forma Adjusted EBITDA to reflect the full period effect of our acquisitions completed during 2011 and 2012.  The adjustments reflect the impact to our total revenues and Pro-forma Adjusted EBITDA as if the acquisitions had occurred at the beginning of the year.

(b) Management fees are fees paid to our sponsor, Vestar Capital Partners.

(c) Non-cash expenses including costs relating to stock compensation, amortization of straight-line rent and amortization of capital expenditures relating to warranty arrangements amortized to repairs and maintenance.

(d) Sale-lease back adjustments relates to the adjustment of benefit derived from the classification of operating leases as finance obiligations reflecting a reclassification of interest expense and depreciation and amortization expense as rent expense.

(e) Acquisition related costs associated with the adoption of ASC 805, Business Combinations, requiring prior capitalized costs be expensed, including professional fees and due diligence costs relating to the acquisition of physician practices.

(f) Other expenses include loss on sale of assets, severance payments related to termination of employee staff reductions, tail premiums paid on terminated physicians and franchise taxes.

(g) Litigation settlement relates to costs associated with the termination of physicians during 2011 and 2012.

(h) Expenses related to the costs associated with process improvements in the provision for income taxes.

(i) Expeses related to the costs associated with the Company’s tradename and rebranding initiatives.

(j) Expenses associated with idle / closed radiation therapy treatment facilities.

We believe the Pro-forma Adjusted EBITDA provides useful information about our financial performance to investors, lenders, financial analysts and rating agencies since these groups have historically used EBITDA-related measures in the healthcare industry, along with other measures, to estimate the value of a company, to make informed investment decisions, to evaluate a company’s leverage capacity and its ability to meet its debt service requirements.  Pro-forma Adjusted EBITDA eliminates the uneven effect of non-cash depreciation of tangibles assets and amortization of intangible assets, much of which results from acquisitions accounted for under the purchase method of accounting.  Pro-forma Adjusted EBITDA is also used by us to measure individual performance for incentive compensation purposes and as an analytical indicator for purposes of allocating resources to our operating business and assessing their performance, both internally and relative to our peers, as well as to evaluate the performance of our operating management teams, and for purposes in the calculation of debt covenants and related disclosures.

Pro-forma Adjusted EBITDA is not intended as a substitute for net income (loss) attributable to Radiation Therapy Services Holdings, Inc. shareholder, operating cash flows or other cash flow data determined in accordance with accounting principles generally accepted in the United States. Due to varying methods of calculation, Pro-forma Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

RADIATION THERAPY SERVICES HOLDINGS, INC.

KEY OPERATING STATISTICS

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
Domestic U.S.	2012	2011 *	Change	2012	2011 *	Change

Number of treatment days	64	64		128	128

Total RVU’s - freestanding centers	2,969,204	3,138,665	-5.4%	5,902,036	6,348,006	-7.0%

RVU’s per day - freestanding centers	46,394	49,042	-5.4%	46,110	49,594	-7.0%

Percentage change in RVU’s per day - freestanding centers - same practice basis	-4.8%	10.5%		-5.1%	8.9%

Total treatments - freestanding centers	128,005	119,274	7.3%	253,321	241,830	4.8%

Treatments per day - freestanding centers	2,000	1,864	7.3%	1,979	1,889	4.8%

Percentage change in revenue per treatment - freestanding centers - same practice basis	-3.5%	5.7%		-3.0%	4.5%

Percentage change in treatments per day - freestanding centers - same practice basis	4.1%	-0.1%		3.1%	-0.9%

Number of regions at period end (global)	9	9

Number of local markets at period end	28	28

Treatment centers - freestanding (global)	121	112	8.0%
Treatment centers - hospital / other groups (global)	5	7	-28.6%
	126	119	5.9%

Days sales outstanding at quarter end	40	43

Percentage change in freestanding revenues - same practice basis	0.5%	5.5%		0.0%	4.3%

Net patient service revenue - professional services only (in thousands)	$52,293	$40,437		$101,827	$82,534

* Excludes the impact of the termination of a capitated contract in Las Vegas, Nevada

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
International	2012	2011	Change	2012	2011 **	Change

Number of new cases

2-D cases	1,091	1,295		2,450	2,649

3-D cases	2,304	1,677		4,327	3,265

IMRT / IGRT cases	343	319		779	631

Total	3,738	3,291	13.6%	7,556	6,545	15.4%

** includes full period operating statistics, including period prior to our acquisition on March 1, 2011

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